EXHIBIT 99

     Electronic Retailing Systems International, Inc. to be
              Listed On The Nasdaq SmallCap Market


     Norwalk, Conn.--November 6, 1998--Electronic Retailing Systems International, Inc. (the "Company") (NASDAQ:ERSI) announced that, effective today, the Company's Common Stock will be listed on The Nasdaq SmallCap Market pursuant to the maintenance criteria for such listing.

     The move of the Company's securities to the Nasdaq SmallCap
Market is pursuant to a determination by the NASD that the Company's minimum bid price is not consistent with the requirements of the Nasdaq National Market.

     ERS is a leading developer and supplier of electronic shelf labeling systems designed to improve retailer profitability. The ERS ShelfNet(R) system is designed to assist retailers in cost savings and pricing accuracy by using a wireless network to link a store's central computer both to its check-out scanner and to the electronic shelf labels ("ESLs") that display pricing information at the shelf edge. With ShelfNet, this pricing information is updated automatically on the ESLs when prices in the point-of-sale ("POS") scanner are changed. This provides price integrity between the shelf edge and the POS scanners. ShelfNet uses spread spectrum RF technology, which is the most widely used method of wireless communication in retail today. In addition, ShelfNet uses a suite of patented software applications designed to communicate merchandising, inventory and other information to and from store personnel in the aisle. These applications are designed to provide value-added benefits to retailers in the areas of shelf-edge merchandising, replenishment control, strategic pricing and shelf set compliance.


CONTACT:  Electronic Retailing Systems International, Inc.
Bruce F. Failing, Jr./Tina L. Horne (203) 849-2500

or

Kekst and Company
Roanne Kulakoff (212) 521-4800